Exhibit 99.1

AVX CORPORATION

2014 Restricted Stock UNIT PLAN

ARTICLE 1

PURPOSE

1.1GENERAL.  The purpose of the AVX Corporation 2014 Restricted Stock Unit Plan (the “Plan”) is to promote the success, and enhance the value, of AVX Corporation (the “Corporation”), by linking the personal interests of its employees and directors to those of Corporation shareholders and by providing such persons with an incentive for outstanding performance.  The Plan is further intended to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of employees and directors upon whose judgment, interest, and special effort the successful conduct of the Corporation's operation is largely dependent.  Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees and directors.

ARTICLE 2

EFFECTIVE DATE

2.1EFFECTIVE DATE.  The Plan shall be effective as of the date on which it is approved by the shareholders of the Corporation (the “Effective Date”).  In the discretion of the Committee, Awards may be made to Covered Employees which are intended to constitute qualified performance-based compensation under Code Section 162(m).

ARTICLE 3

DEFINITIONS

3.1DEFINITIONS.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context.  The following words and phrases shall have the following meanings:

(a)“Award” means any Restricted Stock Unit Award granted to a Participant under the Plan.

(b)“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c)“Board” means the Board of Directors of the Corporation.

(d)“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Corporation or an affiliated company, provided, however that if there is no such employment agreement in which such term is defined, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the

Corporation, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Corporation, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Corporation.

(e)“Change of Control” means and includes the occurrence of any one of the following events:

(i)  individuals who, at the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided,  however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest (as described in Rule 14a-11 under the 1934 Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(ii)  any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided,  however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Corporation by virtue of any of the following acquisitions: (A) any acquisition by a person who is on the Effective Date the beneficial owner of 25% or more of the outstanding Company Voting Securities, (B) an acquisition by the Corporation which reduces the number of Company Voting Securities outstanding and thereby results in any person acquiring beneficial ownership of more than 25% of the outstanding Company Voting Securities; provided,  that if after such acquisition by the Corporation such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Corporation shall then occur, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Parent or Subsidiary, (D) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (E) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)); or

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(iii)  the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Corporation’s assets to an entity that is not an affiliate of the Corporation (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Corporation (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Corporation Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than (x) the Corporation, (y) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (z) a person who immediately prior to the Reorganization or Sale was the beneficial owner of 25% or more of the outstanding Company Voting Securities) is the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)  approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)“Committee” means the Compensation Committee of the Board.

(h)“Corporation” means AVX Corporation, a Delaware corporation.

(i)“Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

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(j)“Effective Date” has the meaning assigned such term in Section 2.1.

(k)“Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(l)“Good Reason” for a Participant’s termination of employment shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Corporation or an affiliated company, provided, however that if there is no such employment agreement in which such term is defined, “Good Reason” shall mean any of the following acts by the employer without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the employer promptly after receipt of notice thereof given by the Participant): (i) the assignment to the Participant of duties materially inconsistent with the Participant's position, authority, duties or responsibilities as in effect on the date the Award is granted, or (ii) a reduction by the employer in the Participant's base salary or benefits as in effect on the date the Award is granted, unless a similar reduction is made in salary and benefits of peer employees.

(m)“Incapacity” means any material physical, mental or other disability rendering the participant incapable of substantially performing his services hereunder that is not cured within 180 days of the first occurrence of such incapacity. In the event of any dispute between the Company and the participant as to whether the participant is incapacitated as defined herein, the determination of whether the participant is so incapacitated shall be made by an independent physician selected by the Company’s Board of Directors and the decision of such physician shall be binding upon the Company and the participant.

(n)“Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Corporation.

(o)“Participant” means a person who, as an employee or director of the Corporation or any Parent or Subsidiary, has been granted an Award under the Plan.

(p)“Plan” means the AVX Corporation 2014 Restricted Stock Unit Plan, as amended from time to time.

(q)“Restricted Stock Unit Award” means the right granted to a Participant under Article 7 to receive shares of Stock or the equivalent value in cash or other property if the Committee so provides in the future, which right is subject to certain restrictions and to risk of forfeiture.

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(r)“Stock” means the $0.01 par value common stock of the Corporation and such other securities of the Corporation as may be substituted for Stock pursuant to Article 9.

(s)“Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

(t)“1933 Act” means the Securities Act of 1933, as amended from time to time.

(u)“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 4

ADMINISTRATION

4.1COMMITTEE.  The Plan shall be administered by the Compensation Committee (the “Committee”)  of the Board or, at the discretion of the Board from time to time, the Plan may be administered by the Board.  During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

4.2AUTHORITY OF COMMITTEE.  Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a)Designate Participants;

(b)Determine the type or types of Awards to be granted to each Participant;

(c)Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d)Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(e)Accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

(f)Determine whether, to what extent, and under what circumstances an Award may be settled in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

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(g)Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(h)Decide all other matters that must be determined in connection with an Award;

(i)Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(j)Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(k)Amend the Plan or any Award Agreement as provided herein.

4.3DECISIONS BINDING.  The Committee's interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1NUMBER OF SHARES.  Subject to adjustment as provided in Section 9.1, the aggregate number of shares of Stock reserved and available for Awards shall be 3,000,000.

5.2LAPSED AWARDS.  To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued shares of Stock subject to the Award will be added back to the Plan share reserve and again be available for the grant of an Award under the Plan, and Awards settled in cash will be added back to the Plan share reserve and again be available for the grant of an Award under the Plan.

5.3STOCK DISTRIBUTED.  Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4LIMITATION ON AWARDS.  Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 9.1), the maximum number of Shares that may be subject to Awards granted to any one Participant during any 12-month period shall be 250,000.

ARTICLE 6

ELIGIBILITY

6.1GENERAL.  Awards may be granted only to individuals who are employees or directors of the Corporation.

ARTICLE 7

RESTRICTED STOCK UNIT AWARDS

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7.1GRANT OF RESTRICTED STOCK UNITS.  The Committee is authorized to make Awards of Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee.  All Awards of Restricted Stock Units shall be evidenced by a Restricted Stock Unit Award Agreement.

7.2ISSUANCE AND RESTRICTIONS.  Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose.  These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the passage of time, satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Upon the lapse of such restrictions, or upon a future designated date following the lapse of such restrictions,  the Restricted Stock Units will be converted to shares of Stock on a one for one basis (i.e., one Unit equals one share of Stock.)

7.3FORFEITURE.  Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock Units that are at that time subject to restrictions or forfeiture conditions shall be forfeited; provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock Units.

ARTICLE 8

PROVISIONS APPLICABLE TO AWARDS

8.1STAND-ALONE, TANDEM, AND SUBSTITUTE AWARDS.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan.  If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award.  Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

8.2FORM OF PAYMENT FOR AWARDS.  Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Corporation or a Parent or Subsidiary on the grant of an Award may be made in such form as the Committee determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

8.3LIMITS ON TRANSFER.  No right or interest of a Participant in any unvested Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Corporation or a Parent or Subsidiary, or shall be subject to any lien, obligation,

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or liability of such Participant to any other party other than the Corporation or a Parent or Subsidiary.  No unvested Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan.

8.4BENEFICIARIES.  Notwithstanding Section 8.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.  If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant's estate.  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

8.5STOCK RESTRICTIONS.  All Stock issuable under the Plan shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

8.6ACCELERATION UPON DEATH OR INCAPACITY.  Notwithstanding any other provision in the Plan or any Participant's Award Agreement to the contrary, upon the Participant's death or Incapacity during his employment or service as a director, all restrictions on his outstanding Awards shall lapse.

8.7ACCELERATION UPON A CHANGE IN CONTROL.  Except as otherwise provided in the Award Agreement, upon the occurrence of a Change in Control,  all restrictions on outstanding Awards shall lapse.

8.8ACCELERATION FOR ANY OTHER REASON.  Regardless of whether an event has occurred as described in Sections 8.6 or 8.7, the Committee may in its sole discretion at any time determine that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, in each case, as of such date as the Committee may, in its sole discretion, declare.  The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 8.8.

8.9 PERFORMANCE GOALS.    The Committee may determine that any Award granted pursuant to this Plan to a Participant (including, but not limited to, Participants who are Covered Employees) shall be determined solely on the basis of (a) the achievement by the Corporation or Subsidiary of a specified sales or pre-tax profit (excluding special, unusual, restructuring or extraordinary items) target result (b) the Corporation's stock price, (c) the Corporation’s total shareholder return (stock price appreciation plus reinvested dividends) relative to a defined comparison group or target over a specific performance period, or (d) any

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combination of the goals set forth in (a) through (c) above.  If an Award is made on such basis, the Committee shall establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code Section 162(m) or the regulations thereunder), and the Committee has the right for any reason to reduce (but not increase) the Award, notwithstanding the achievement of a specified goal.  Any payment of an Award granted with performance goals shall be conditioned on the written certification by the Committee in each case that the performance goals and any other material conditions were satisfied.

8.10TERMINATION OF EMPLOYMENT.  Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive.  A termination of employment shall not occur (i) in a circumstance in which a Participant transfers from the Corporation to one of its Parents or Subsidiaries, transfers from a Parent or Subsidiary to the Corporation, or transfers from one Parent or Subsidiary to another Parent or Subsidiary, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Corporation or any Parent or Subsidiary.

ARTICLE 9

CHANGES IN CAPITAL STRUCTURE

9.1GENERAL.  In the event of a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards.  Action by the Committee may include: (i) adjustment of the number and kind of share which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; and (iii) any other adjustments that the Committee determines to be equitable.  Without limiting the foregoing, in the event a stock dividend or stock split is declared upon the Stock, the authorization limits under Section 5.1 and 5.4 shall be increased proportionately, and the shares of Stock then subject to each Award shall be increased proportionately without any change in the aggregate purchase price therefor.

ARTICLE 10

AMENDMENT, MODIFICATION AND TERMINATION

10.1AMENDMENT, MODIFICATION AND TERMINATION.  The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of shareholders of the Corporation if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

10.2AWARDS PREVIOUSLY GRANTED.  At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of

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the Participant; provided, however, that, subject to the terms of the applicable Award Agreement, such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Award determined as if the Award had been vested, cashed in or otherwise settled on the date of such amendment or termination.  No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant.

ARTICLE 11

GENERAL PROVISIONS

11.1NO RIGHTS TO AWARDS.  No Participant or any eligible participant shall have any claim to be granted any Award under the Plan, and neither the Corporation nor the Committee is obligated to treat Participants or eligible participants uniformly.

11.2NO STOCKHOLDER RIGHTS.  No Award gives the Participant any of the rights of a shareholder of the Corporation unless and until shares of Stock are in fact issued to such person in connection with such Award.

11.3WITHHOLDING.  The Corporation or any Parent or Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.  With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award shares of Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

11.4NO RIGHT TO CONTINUED SERVICE.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Corporation or any Parent or Subsidiary to terminate any Participant's employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Corporation or any Parent or Subsidiary.

l1.5UNFUNDED STATUS OF AWARDS.  The Plan is intended to be an "unfunded" plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Corporation or any Parent or Subsidiary.

11.6INDEMNIFICATION.  To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Corporation from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the

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Corporation an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

11.7RELATIONSHIP TO OTHER BENEFITS.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Corporation or any Parent or Subsidiary unless provided otherwise in such other plan.

11.8EXPENSES.  The expenses of administering the Plan shall be borne by the Corporation or Subsidiaries.

11.9TITLES AND HEADINGS.  The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

11.10GENDER AND NUMBER.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

11.11FRACTIONAL SHARES.  No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

11.12GOVERNMENT AND OTHER REGULATIONS.  The obligation of the Corporation to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required.  The Corporation shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Stock issued in connection with the Plan.  The shares issued in connection with the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Corporation may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

11.13GOVERNING LAW.  To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

11.14ADDITIONAL PROVISIONS.  Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

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